Exhibit 3.1

BY-LAWS

OF

PEAPACK-GLADSTONE FINANCIAL CORPORATION

(Adopted by the Board of Directors of the Company on January 22, 2015)

ARTICLE I

Shareholders Meetings

1.             Annual Meeting. The annual meeting of shareholders for the election of directors and such other business as may properly come before the meeting shall be held upon not less than 10 nor more than 60 days written notice of the date, time, place and purposes of the meeting. The annual meeting shall be held at two in the afternoon on the fourth Tuesday of April of each year, or at such other time and/or on such other date as shall be fixed by the Board of Directors (the “Board”) of the Corporation, at a location within or outside New Jersey.

2.            Special Meetings. A special meeting of shareholders may be called for any purpose by the Chairman, Chief Executive Officer or a majority of the Board. A special meeting shall be held upon not less than 10 nor more than 60 days written notice of the time, place and purpose of the meeting.

3.            Quorum. The holders of a majority of the outstanding common stock represented in person or by proxy, shall constitute a quorum at any meeting of shareholders. The majority of the shareholders at a meeting, though less than a quorum, may adjourn any meeting. The Corporation shall not be required to give notice of an adjourned meeting if the time and place of the meeting are announced at the meeting from which an adjournment is taken and the business transacted at the adjourned meeting is limited to that which might have been transacted at the original meeting.

4.            Shareholder Action. A majority of the votes cast shall decide every question or matter submitted to the shareholders at any meeting, unless otherwise provided by the New Jersey Business Corporation Act, by the Certificate of Incorporation or by these By-Laws.

5.            Record Date. The Board shall fix a record date for each meeting of shareholders and for other corporate action for purposes of determining the shareholders of the Corporation who are entitled to: (i) notice of or to vote at any meeting of shareholders; (ii) give a written consent to any action without a meeting; or (iii) receive payment of any dividend, distribution, or allotment of any right. The record date may not be more than 60 days nor less than 10 days prior to the shareholders meeting, or other corporate action or event to which it relates.

6.            Inspectors of Election. In advance of any shareholders meeting, the Board may appoint one or more inspectors of election whose duty it shall be to determine the shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum, and the validity and effect of proxies. The inspectors shall receive and tabulate all votes, except voice votes, determine the results of all such votes, including the election of directors, and take such actions as are proper to conduct the election or vote, including hearing and determining all challenges and questions arising in connection with the right to vote. After any meeting, the inspectors shall file with the secretary of the meeting a certificate under their hands, certifying the result of any vote or election, and in the case of an election, the names of the directors elected.

7.            Proxies. Shareholders may vote at any meeting of the shareholders by proxies duly authorized in writing or by electronic means.

8.            Advance Notice.

(a)             Annual Meetings of Shareholders. (i) Nominations of persons for election to the Board and the proposal of business to be considered by the shareholders may be at an annual meeting of shareholders (A) pursuant to the Corporation’s notice of meeting delivered pursuant to Article 1, Section 1 of these By-Laws, (B) by or at the direction of the Chairman of the Board or (C) by any shareholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in subparagraphs (ii) and (iii) of this Section 8(a) and who was a shareholder of record at the time such notice is delivered to the Secretary of the Corporation.

(ii)             For a nomination or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of subparagraph (a)(i) above, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation, and, in the case of business other than nominations, such other business must be a proper matter for shareholder action as determined by the Board after advice from counsel. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from such anniversary date, notice by the shareholder to be timely must be so delivered not earlier than the 90th day prior to such annual meeting and not later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. Such shareholder’s notice shall set forth (X) as to each person whom the shareholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (Y) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (Z) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such shareholder and such beneficial owner.

(iii)             Notwithstanding anything in the second sentence of paragraph (a)(ii) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

(b)             Special Meetings of Shareholders. Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Article 1, Section 2 of these By-Laws. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board or (ii) by any shareholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this By-Law and who is a shareholder of record at the time such notice is delivered to the Secretary of the Corporation. Nominations by shareholders of persons for election to the Board may be made at such a special meeting of shareholders if the shareholder’s notice as required by subparagraph (a)(ii) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting.

(c)             General. (i) Only persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to serve as directors and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Corporation’s Certificate of Incorporation or these By-Laws, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this By-Law and, if any proposed nomination or business is not in compliance with this By-Law, to declare that such defective nomination shall be disregarded or that such proposed business shall not be transacted.

(ii)             For purposes of this By-Law, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(iii)             For purposes of this By-Law, no adjournment nor notice of adjournment of any meeting shall be deemed to constitute a new notice of such meeting for purposes of this Section 8, and in order for any notification required to be delivered by a shareholder pursuant to this Section 8 to be timely, such notification must be delivered within the periods set forth above with respect to the originally scheduled meeting.

(iv)             Notwithstanding the foregoing provisions of this By-Law, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights of shareholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Exchange Act Rule 14a-8.

ARTICLE II

Board of Directors

1.            The Board. The Board shall have the power to manage and administer the business and affairs of the Corporation. Except as expressly limited by these By-Laws, all powers of the Corporation shall be vested in and may be exercised by the Board.

2.             Number and Term of Office. The number of Directors shall not be less than five and not more than twenty-five. The exact number shall be determined by the Board. Directors shall be elected by the shareholders at each annual meeting of shareholders and until their successors shall have been duly elected and qualified. Notwithstanding the foregoing, no director shall serve as such beyond the last day of the calendar year in which he or she attains age 75. The Board shall have the right to increase the number of directors between annual meetings and to fill vacancies so created and other vacancies occurring for any reason.

3.            Directors Emeritus and Honorary Directors. The Board may grant the title of Chairman Emeritus, Director Emeritus or Honorary Director to such former directors or other worthy individuals as it determines, who will receive any fees, entitlements, duties and powers as may be conferred by the Board in its discretion.

4.            Regular Meetings. The Board shall hold four (4) regular meetings per year, one in each of the months of January, April, July and October, and by resolution, may provide for different or additional regular meetings. All regular meetings shall be held in the principal office of the Corporation, unless otherwise provided by the Board. All regular meetings may be held without notice to any director, except that a director not present at the time of the adoption of a resolution setting forth different or additional regular meeting dates shall be entitled to notice of those meetings.

5.            Special Meetings. A special meeting of the Board may be called for any purpose at any time by the Chairman, Chief Executive Officer or a majority of the Board. The meeting shall be held upon not less than one day’s notice if given orally (either by telephone or in person), upon not less than two days’ notice if given by electronic mail or upon not less than three days’ notice if given by depositing the notice in the United States mails, postage prepaid. The notice shall specify the time and place of the meeting.

6.            Action Without Meeting. The Board or a Board committee may act without a meeting if, prior or subsequent to the action, each member of the Board or Board committee shall consent in writing to the action. The written consent or consents shall be filed with the corporate minutes.

7.            Quorum. A majority of the directors shall constitute a quorum at any meeting, except when otherwise provided by the New Jersey Business Corporation Act. However, a smaller number may adjourn any meeting and the meeting may be held, as adjourned, without further notice. The act of the majority present at a meeting at which a quorum is present shall be the act of the Board, unless otherwise provided by the New Jersey Business Corporation Act, the Certificate of Incorporation or these By-Laws.

8.            Vacancies in the Board. Any vacancy in the Board, including a vacancy caused by an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors.

9.            Telephone Participation in Meetings. One or more directors may participate in a meeting of the Board or a Board committee by means of a speakerphone or similar piece of communication equipment, which permits all persons participating in the meeting to speak to and hear one another.

ARTICLE III

Committees of the Board of Directors

1.            Executive Committee. Following the annual meeting of the shareholders, the Board, by resolution adopted by a majority of the entire Board, shall appoint an Executive Committee from among the directors to serve until the next annual meeting of shareholders. This committee shall consist of five or more members, including the Chairman of the Board (if such person is considered an independent director) or the Lead Director (if the Chairman is not considered an independent director), the Chief Executive Officer, and the Chairman of each of the Audit Committee, Nominating Committee, Compensation Committee and Risk Committee. A majority of the Committee shall not be employees of the Corporation or any of its subsidiaries. The Executive Committee shall meet each month in which the Board does not hold a regular meeting, and otherwise as determined by the Chairman or a majority of the Committee. The Committee shall meet at the principal office of the Corporation, or such other place as the Committee may designate. The Executive Committee shall have and may exercise all of the power of the Board except as otherwise provided in the New Jersey Business Corporation Act. As provided in the New Jersey Business Corporation Act, the Executive Committee shall not (i) make, alter or repeal any of these By-Laws; (ii) elect or appoint any director, or remove any officer or director; (iii) submit to shareholders any action that requires shareholders approval; or (iv) amend or repeal any resolution theretofore adopted by the Board which by its terms is amendable or repealable only by the Board. The Executive Committee shall keep minutes of its meetings and such minutes shall be distributed to the Board promptly following any meeting.

2.            Audit Committee. Following the annual meeting of the shareholders, the Board, by resolution adopted by a majority of the entire Board, shall appoint an Audit Committee from among the directors to serve until the next annual meeting of the shareholders. The Committee shall consist of three or more members, and shall meet at least quarterly. The Committee shall meet at the principal office of the Corporation, or such other place as the committee may designate. The Committee shall monitor the integrity of the financial reporting process and systems of internal controls regarding finance, accounting, and legal compliance, and shall further monitor the independence and performance of the Corporation’s independent auditors and internal auditor. The Committee shall also provide an avenue of communication among the independent auditors, management, the internal auditor, and the Board and shall authorize or conduct investigations appropriate to matters within the Committee’s scope of responsibilities.

3.            Compensation Committee. Following the annual meeting of the shareholders, the Board, by resolution adopted by a majority of the entire Board, shall appoint a Compensation Committee from among the directors to serve until the next annual meeting of the shareholders. The Committee shall consist of three or more members and shall meet at least annually. The Committee shall meet at the principal office of the Corporation, or such other place as the Committee may designate. The Committee shall discharge the Board's responsibilities concerning compensation of the directors and officers, including review and oversight of all compensation plans, policies and programs.

4.            Nominating Committee. Following the annual meeting of the shareholders, the Board, by resolution adopted by a majority of the entire Board, shall appoint a Nominating Committee from among the directors to serve until the next annual meeting of the shareholders. The Committee shall consist of three or more members, and shall meet at least semi-annually. The Committee shall meet at the principal office of the Corporation, or such other place as the committee may designate. The Committee shall review the qualifications of and recommend to the Board candidates for election as directors. The Committee shall oversee all corporate governance matters.

5.            Risk Committee. Following the annual meeting of the shareholders, the Board, by resolution adopted by a majority of the entire Board, shall appoint a Risk Committee from among the directors composed of at least three directors to serve until the next annual meeting of shareholders. The Committee shall oversee the Corporation’s Risk Management program.

6.            Other Committees. From time to time, the Board, by resolution adopted by a majority of the entire Board, may appoint from its own members ad hoc and other committees of one or more directors, for such purposes and with such powers as the Board may determine.

7.            Quorum and Voting. The presence at any committee meeting of a majority of the members of the committee shall be necessary to constitute a quorum for the transaction of business, and the actions of a majority of those present at a meeting at which a quorum is present, whether or not notice of such meeting shall have been given, shall be the acts of the committee.

8.            Removals and Vacancies. A member of any committee may be removed from that committee, either with or without cause, by a majority of the entire Board. Vacancies in the membership of any committee, either temporary or permanent, resulting from any cause, may be filled in the same manner in which members of the committee are appointed. Where the vacancy is temporary, the director appointed to fill the vacancy shall serve only until the original member of the committee is again available.

ARTICLE IV

Officers

1.            Election. Following each annual meeting of the shareholders, the Board shall elect the officers set forth in this Article. One person may hold two or more offices.

2.            Chairman of the Board. The Board shall appoint one of its members to be Chairman of the Board to serve at the pleasure of the Board. Such person shall preside over all meetings of the Board and of the shareholders, and shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board. In the Chairman’s absence, the Lead Director, if there be one, shall serve as Chairman. If neither the Chairman nor a Lead Director is available, the Chief Executive Officer shall serve as Chairman.

3.            Lead Director. Should the Chairman of the Board not be considered an independent director, the Board shall appoint an independent director to be the Lead Director of the Board to serve at the pleasure of the Board. Such person shall communicate regularly with the CEO and other members of the Board, may assist in setting the agenda of Board meetings, may call and shall preside over independent director meetings, and shall exercise such further powers and duties as from time to time may be conferred or assigned by the Board.

4.            Chief Executive Officer. The Board shall appoint a Chief Executive Officer of the Corporation to serve at the pleasure of the Board. The CEO shall have general authority over all the business and affairs of the Corporation.

5.            President. The Board shall appoint a President of the Corporation. The President shall have and may exercise any and all powers and duties pertaining by law, regulation, or practice to the office of president, or imposed by these By-Laws. The President shall also have and may exercise such further powers and duties as from time to time may be conferred or assigned by the Board or the Chief Executive Officer.

6.            Chief Financial Officer and Treasurer. The Board shall appoint a Chief Financial Officer and Treasurer who shall have custody of the funds and securities of the Corporation and shall keep or cause to be kept regular books of the account for the Corporation. The Chief Financial Officer and Treasurer shall perform such other duties and possess such other powers as are incident to his office or as shall be assigned to him by the Board or the Chief Executive Officer.

7.            Secretary. The Board shall appoint a Secretary who shall be secretary for meetings of the Board and of the Corporation, and shall keep accurate minutes of those meetings. The Secretary shall attend to the giving of all notices required by these By-Laws and shall be custodian of the corporate seal, records, documents and papers of the Corporation. The Secretary also shall have and may exercise any and all other powers and duties pertaining by law or practice to the office of secretary, and shall also perform such other duties as may be assigned from time to time by the Board or the Chief Executive Officer.

8.            Assistant Secretary. The Board may appoint one or more Assistant Secretaries who shall perform such duties as are assigned by the Board, the Chief Executive Officer or the Secretary.

9.            Other Officers. The Board may appoint one or more other officers as are necessary to transact the business of the Corporation. Such officers shall respectively exercise such power and perform such duties as pertain to their several offices, or as may be conferred upon or assigned to them by the Board, the Chief Executive Officer, or the President.

10.            Tenure of Office. Each officer of the Corporation shall hold office for the current year for which the Board was elected and until a successor is elected and has qualified, unless he shall resign, become disqualified, be removed or cease to be an employee of the Corporation.

ARTICLE V

Capital Stock

1.            Transfers. Shares of stock shall be transferable on the books of the Corporation, and a transfer book shall be kept in which all transfers of stock shall be recorded. Every person becoming a shareholder by such transfer shall, in proportion to his shares, succeed to all rights of the prior holder of such shares.

2.            Stock Certificates or Book Entry. The shares of the Corporation may be represented by physical certificates signed by or in the name of the Corporation, by the Chairman, Chief Executive Officer, President or other duly authorized officer of the Corporation, and by the Secretary, Treasurer, Assistant Secretary or other duly authorized officer of the Corporation, and may be sealed with the seal of the Corporation. Any signature and the seal may be reproduced by facsimile. In case any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be an officer before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if he were such officer at the date of its issue. Alternatively, the ownership of shares of the Corporation may be recorded through the Direct Registration System, or an equivalent system, whereby ownership of shares of the Corporation are recorded in book-entry form on the books of the Corporation or its transfer agent, and whereby investors receive an account statement, setting forth such ownership, from the Corporation or its transfer agent in lieu of a physical certificate.

3.            Lost, Stolen and Destroyed Certificates. Whenever satisfactory proof that a certificate representing a share or shares of the capital stock of the Corporation has been lost, stolen or destroyed is furnished to the Corporation, a new certificate shall be issued, or such share or shares shall be recorded in book-entry form, to take the place of the lost certificate upon compliance with such requirements and the submission of such bond of indemnity as may be required by the Board.

ARTICLE VI

Miscellaneous

1.            Force and Effect of By-Laws. These By-Laws are subject to the provisions of the New Jersey Business Corporation Act and the Corporation’s Certificate of Incorporation, as it may be amended from time to time. If any provision in these By-Laws is inconsistent with a provision of the Act or the Certificate of Incorporation, the provisions of the Act or the Certificate of Incorporation shall govern.

2.            Amendments. These By-Laws may be altered, amended or repealed and new By-Laws added or substituted by the shareholders or by the affirmative vote of a majority of the Board. Any By-Law adopted, amended, or repealed by the shareholders may be amended or repealed by the Board, unless the resolution of the shareholders adopting such By-Law expressly reserves to the shareholders the right to amend or repeal it.

3.            Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January each year.

4.            Records. The Certificate of Incorporation, the By-Laws and the proceedings of all meetings of the shareholders, the Board, and standing committees of the Board shall be recorded in appropriate minute books and/or electronic storage media. The minutes of each meeting shall be signed by the chair of the meeting or a person appointed as secretary.

5.            Inspection. A copy of the By-Laws then in effect shall at all times be kept in a convenient place at the principal place of business of the Corporation, and for a proper purpose shall be open for inspection to any shareholder during business hours.

6.            Waivers of Notice. Any notice required by these By-Laws, by the Certificate of Incorporation or by the New Jersey Business Corporation Act may be waived in writing by any person entitled to notice. The waiver, or waivers, may be executed either before or after the event with respect to which the notice is waived. Each director or shareholder attending a meeting without protesting, prior to its conclusion, the lack of any proper notice shall be deemed conclusively to have waived such notice requirement.